Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST
NEW YORK, NY 10001	FIRM/AFFILIATE OFFICES ——— BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON ——— BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SÃO PAULO SEOUL SHANGHAI SINGAPORE TOKYO TORONTO
________
TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

October 21, 2024
Bowhead Specialty Holdings Inc.
452 Fifth Avenue
New York, New York 10018

Re:	Bowhead Specialty Holdings Inc.
Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as special United States counsel to Bowhead Specialty Holdings Inc., a Delaware corporation (the “Company”), in connection with the resale by certain selling stockholders (the “Selling Stockholders”) of 4,000,000 shares of common stock, par value $0.01 per share, of the Company (including up to 600,000 shares of Common Stock subject to an over-allotment option) (the “Shares”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the registration statement on Form S-1 of the Company relating to the Shares filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2024 under the Securities Act, including the information deemed to be a part of the registration statement pursuant to Rule 430A of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement being hereinafter referred to as the “Registration Statement”);

Bowhead Specialty Holdings Inc.
October 21, 2024

(b)the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Selling Stockholders, the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Keefe Bruyette & Woods, Inc., as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Selling Stockholders to the Underwriters of the Shares, filed as Exhibit 1.1 to the Registration Statement;
(c)an executed copy of a certificate of H. Matthew Crusey, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)a copy of the Company’s Certificate of Incorporation, as amended, in effect as of May 9, 2024, certified pursuant to the Secretary’s Certificate;
(e)a copy of the Company’s Amended and Restated Certificate of Incorporation, as in effect the date hereof, certified by the Secretary of State of the State of Delaware as of October 21, 2024, and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s Bylaws, in effect as of May 9, 2024, certified pursuant to the Secretary’s Certificate;
(g)a copy of the Company’s Amended and Restated Bylaws, as in effect on the date hereof, certified pursuant to the Secretary’s Certificate; and
(h)copies of certain resolutions of the Board of Directors of the Company, adopted on May 9, 2024 and October 21, 2024, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties set forth in the Underwriting Agreement. In addition, we have assumed that the issuance of the Shares will not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

Bowhead Specialty Holdings Inc.
October 21, 2024

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
As used herein, “Organizational Documents” means those documents listed in paragraphs (d) through (g) above.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.
In addition, in rendering the foregoing opinion we have also assumed that:
(a)    the Company’s issuance of the Shares did not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and
(b)    the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.
This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY